Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement No. 333-125174 on Form S-8 of our reports dated June 25, 2009 (April 29, 2010 as to the effects of the adoption of Statement of Financial Accounting Standards (the “SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No.51” , described in Note 2(6)) relating to the consolidated financial statements and the related financial statement schedule of Hurray! Holding Co., Ltd and its subsidiaries and variable interest entities (the “Company”), (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the retrospective application of SFAS No. 160, “Non-controlling interests in Consolidated Financial Statements – and amendment of ARB No.51”, which was adopted by the Company on January 1, 2009), appearing in and incorporated by reference in this Annual Report on Form 20-F of the Company for the year ended December 31, 2009.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
April 29, 2010